Exhibit 3.o

CERTIFICATE OF FORMATION

OF

CROWN INTERNATIONAL HOLDINGS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is Crown International Holdings, LLC.

SECOND: The address of the registered office of the limited liability company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, and the name of the limited liability company’s registered agent for service of process located at such registered office is The Corporation Trust Company.

THIRD: This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 30th day of December, 2024.

/s/ David A. Beaver
Name: David A. Beaver
Title: Authorized Person

[Signature Page to Certificate of Formation of Crown International Holdings, LLC]